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                        INITIAL CAPITALIZATION AGREEMENT


                                                           _______________, 2005


Board of Trustees
AIM Core Allocation Portfolio Series
11 Greenway Plaza, Suite 100
Houston, Texas  77046-1173


Gentlemen:

         AIM Core Allocation Portfolio Series (the "Trust"), a newly-organized open-end management investment company, proposes to make a continuous public offering of its shares of beneficial interest, par value $0.01 per share, pursuant to a registration statement on Form N-1A as from time to time amended (the "Registration Statement"), filed with the Securities and Exchange Commission. In order to provide the Trust with a net worth sufficient to commence operations and to meet the requirements of Section 14 of the Investment Company Act of 1940, as amended, A I M Advisors, Inc. ("AIM") agrees to purchase shares of the Trust in accordance with the terms and conditions set forth below.

         1. Purchase of Shares. AIM hereby agrees to purchase from the Trust 5,000 shares of beneficial interest of each of the Trust's series portfolios, Series C and Series M, (the "Shares") at a price per share of $10.00 for an aggregate purchase price of $100,000.00 allocable as follows:

         2. Payment of Purchase Price. AIM will pay to the Trust by wire transfer, at least two business days prior to the date specified by the Trust as the effective date of the Registration Statement, a total of $100,000.00, $50,000.00 to be allocated to each of the Funds as set forth above,

         3. Agreement Not to Sell Shares. AIM hereby agrees not to sell, hypothecate or otherwise dispose of any of the Shares unless the Shares have been registered under the Securities Act of 1933, as amended, and any applicable state securities laws or, in the opinion of counsel for the Corporation, valid exemptions from the registration requirements of said Act and those state laws are available.

         4. Representations, Warranties and Acknowledgments. AIM represents and warrants that it is acquiring the Shares for its own account for investment and not with any view to resale or further distribution thereof, and that it has no present intention to redeem any of the Shares. AIM acknowledges and agrees that in the event any of the Shares are redeemed prior to complete amortization by the Funds of their deferred organization expenses, the amount payable by the Trust upon redemption of such Shares shall be reduced by the pro rata share (based on the number of Shares redeemed and the total number of Shares then outstanding) of the unamortized organization expenses as of the date of such redemption.


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         5. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed under the laws (without reference to conflicts of law provisions) of the State of Delaware.

         If the foregoing letter is in accordance with your understanding of our agreement, please so indicate in the space provided below for that purpose, whereupon this letter will become a binding agreement between us in accordance with its terms.


                                               Very truly yours,

                                               A I M Advisors, Inc.



                                               By:
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The foregoing Initial Capitalization Agreement is hereby confirmed and first above written.

AIM Core Allocation Portfolio Series

By:
    --------------------------------


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